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EXHIBIT 4.11


                           SHORT TERM PROMISSORY NOTE

US$25,000.00                                                    October 3, 2005

         FOR VALUE RECEIVED, Voyager One, Inc. promises to pay to the order of Quest Manufacturing, Inc. at such place as the holder of this Note may from time to time designate, the principal sum of Twenty Five Thousand and 00/100 Dollars (US$25,000.00) together with simple interest at the rate of six percent (6) per annum on the principal balance.

         The note matures and becomes due anytime on demand. The amount of the payment shall be an amount equal to the outstanding principal and unpaid interest.

         All payments on account of the indebtedness evidenced by this note shall be first applied to interest on the unpaid principal balance and the remainder to principal.

         All parties to this note severally waive presentment for payment, notice of dishonor, protest and notice of protest.

         This note shall be effective October 3, 2005 regardless of when it is signed.

   "Payor"                                "Payee"

Voyager One, Inc.                   Quest Manufacturing, Inc.
859 West End Court                  2503 Spring Ridge Drive-Unit F
Suite I                             Spring Grove, IL 60081
Vernon Hills, IL 60061              Phone: (815) 675-2442
Phone: 847-984-6200                 Fax: (815) 675-3109
Fax: 847-984-6201

BY: /S/ SEBASTIEN C. DUFORT         BY: /S/ JOHN A. LICHTER
---------------------------         --------------------------------------
SIGNATURE & DATE                    SIGNATURE & DATE
SEBASTIEN C. DUFORT                 JOHN A. LICHTER
PRESIDENT                           CEO